Reznick
Group

                            FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                             PATTEN TOWERS, L.P., II

                           DECEMBER 31, 2006 AND 2005

                             Patten Towers, L.P., II

                                TABLE OF CONTENTS


                                                                        PAGE

INDEPENDENT AUDITORS' REPORT                                               3


FINANCIAL STATEMENTS


         BALANCE SHEETS                                                    4


         STATEMENTS OF OPERATIONS                                          5


         STATEMENTS OF CHANGES IN PARTNERS' CAPITAL                        6


         STATEMENTS OF CASH FLOWS                                          7


         NOTES TO FINANCIAL STATEMENTS                                     8

Reznick
Group


                          INDEPENDENT AUDITORS' REPORT


To the Partners
Patten Towers, L.P., II

         We have audited the accompanying balance sheets of Patten Towers, L.P., II, as of December 31, 2006 and 2005, and the related statements of operations, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patten Towers, L.P., II, as of December 31, 2006 and 2005, and the results of its operations, the changes in partners' capital, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/ Reznick Group, P.C.
-----------------------

Baltimore, Maryland
July 17, 2008


                                       Patten Towers, L.P., II

                                           BALANCE SHEETS

                                     December 31, 2006 and 2005


                                               ASSETS

                                                                     2006              2005
                                                                 ------------      ------------
INVESTMENT IN RENTAL PROPERTY
  Land                                                           $    290,000      $    290,000
  Building and improvements                                        10,844,531        10,699,853
  Furniture, fixtures and equipment                                   125,081           125,081
                                                                 ------------      ------------

                                                                   11,259,612        11,114,934
  Less accumulated depreciation                                     4,330,585         3,936,468
                                                                 ------------      ------------

                                                                    6,929,027         7,178,466

OTHER ASSETS
  Cash                                                                 25,685            62,749
  Restricted cash                                                      16,708           467,653
  Accounts receivable - tenants                                         4,154            17,483
  Accounts receivable - other                                            --               8,000
  Tenant security deposits held in trust                               34,005            37,026
  Prepaid expenses                                                     28,588             4,484
  Deferred financing costs, net of accumulated amortization
    of $5,113 and $112,054                                            375,317           200,018
  Tax credit monitoring fee, net of accumulated
    amortization of $20,811 and $18,601                                12,339            14,549
                                                                 ------------      ------------

                                                                 $  7,425,823      $  7,990,428
                                                                 ============      ============

                                  LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES
  Notes payable                                                  $  4,300,000      $  6,025,000
  Accounts payable and accrued liabilities                             30,038           106,543
  Accrued management fees                                              16,501            85,731
  Accrued oversight fees                                                 --              43,701
  Tenant security deposits                                             33,621            35,965
  Prepaid rents                                                           421               647
  Miscellaneous liabilities                                              --               4,193
  Due to affiliates                                                   841,859           132,473
  Accrued interest - affiliate                                         58,234            44,991
  Accrued interest - third-party                                       21,846           633,417
  Accrued property taxes                                               82,200              --
  Deferred developer's fee                                               --           1,137,522
                                                                 ------------      ------------

                                                                    5,384,720         8,250,183

CONTINGENCY                                                              --                --

PARTNERS' CAPITAL                                                   2,041,103          (259,755)
                                                                 ------------      ------------

                                                                 $  7,425,823      $  7,990,428
                                                                 ============      ============


                                  See notes to financial statements

                                                 4

                             Patten Towers, L.P., II

                            STATEMENTS OF OPERATIONS

                     Years ended December 31, 2006 and 2005



                                                      2006              2005
                                                  -----------       -----------
Revenue
  Rental                                          $ 1,360,212       $ 1,436,276
  Other                                               115,089            84,078
                                                  -----------       -----------

    Total revenue                                   1,475,301         1,520,354
                                                  -----------       -----------

Operating expenses
  Administrative                                      217,002           252,710
  Property management fees                             76,171            79,560
  Repairs and maintenance                              80,099           168,547
  Property insurance                                   53,599            53,425
  Real estate taxes                                    83,104            93,854
  Salaries and wages                                  187,259           189,209
  Bad debts                                            26,887             7,690
  Utilities                                           312,207           315,647
  Miscellaneous operating                              66,760            71,881
  Financing                                            10,090             6,243
  Security                                            108,778              --
  Vehicle and maintenance equipment                      --                 127
  Miscellaneous taxes and insurance                    42,494            41,663
                                                  -----------       -----------

    Total operating expenses                        1,264,450         1,280,556
                                                  -----------       -----------

Nonoperating income (expenses)
  Depreciation                                       (394,117)         (394,598)
  Amortization                                       (207,341)          (12,613)
  Interest                                           (169,404)         (334,488)
  Cancellation of debt income                       2,770,708              --
  Gain on sale of investments                          90,161              --
                                                  -----------       -----------

    Total nonoperating income (expenses)            2,090,007          (741,699)
                                                  -----------       -----------

Net income (loss)                                 $ 2,300,858       $  (501,901)
                                                  ===========       ===========


                        See notes to financial statements

                                       5

                             Patten Towers, L.P., II

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                     Years ended December 31, 2006 and 2005




Balance, December 31, 2004                                          $   242,146

Net loss                                                               (501,901)
                                                                    ------------

Balance, December 31, 2005                                             (259,755)

Net income                                                            2,300,858
                                                                    ------------

Balance, December 31, 2006                                          $ 2,041,103
                                                                    ============







                        See notes to financial statements

                                       6

                                       Patten Towers, L.P., II

                                      STATEMENTS OF CASH FLOWS

                               Years ended December 31, 2006 and 2005



                                                                    2006              2005
                                                                 -----------       -----------
Cash flows from operating activities
  Net income (loss)                                              $ 2,300,858       $  (501,901)
  Adjustments to reconcile net income (loss) to net cash
  (used in) provided by operating activities
    Depreciation                                                     394,117           394,598
    Amortization                                                     207,341            12,613
    Bad debts                                                         26,887             7,690
    Forgiveness of debt                                           (2,770,708)             --
    (Increase) decrease in assets
      Accounts receivable - tenants                                  (13,558)          (15,551)
      Accounts receivable - other                                      8,000             3,137
      Prepaid expenses                                               (24,104)              753
    Increase (decrease) in liabilities
      Accounts payable and accrued liabilities                       132,081            36,465
      Accrued management fees                                        (29,388)             --
      Accrued oversight fees                                         (43,701)             --
      Accrued interest - affiliate                                    13,243            13,248
      Accrued interest - third-party                                (480,249)          321,240
      Tenant security deposits, net                                      677              (239)
      Prepaid rents                                                     (226)          (86,076)
      Miscellaneous liabilities                                       (4,193)             (574)
      Accrued property taxes                                          82,200          (108,902)
                                                                 -----------       -----------

        Net cash (used in) provided by operating activities         (200,723)           76,501
                                                                 -----------       -----------

Cash flows from investing activities
  Acquisition of fixed assets                                       (144,678)             --
  Change in restricted cash                                          450,945           (26,719)
                                                                 -----------       -----------

        Net cash provided by (used in) investing activities          306,267           (26,719)
                                                                 -----------       -----------

Cash flows from financing activities
  Payment of deferred loan costs                                    (380,430)             --
  Proceeds from mortgage payable                                   4,300,000              --
  Principal payments on mortgage payable                          (4,771,564)             --
  Advances from affiliate                                            709,386              --
                                                                 -----------       -----------

        Net cash used in financing activities                       (142,608)             --
                                                                 -----------       -----------

        NET (DECREASE) INCREASE  IN CASH                             (37,064)           49,782

Cash, beginning                                                       62,749            12,967
                                                                 -----------       -----------

Cash, end                                                        $    25,685       $    62,749
                                                                 ===========       ===========

Supplemental disclosure of cash flow information
  Cash paid during the year for interest                         $   636,410       $      --
                                                                 ===========       ===========

Supplemental disclosure of significant noncash investing and financing activities
  During 2006, liabilities of $2,390,958 were forgiven as a result of the bankruptcy proceedings.


                                  See notes to financial statements

                             Patten Towers, L.P., II

                        NOTES TO FINANCIAL STATEMENTS

                           December 31, 2006 and 2005


NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

     Patten Towers, L.P., II (the Partnership) was organized as a limited partnership under the laws of the State of Tennessee during November 1995. The Partnership was formed to acquire, own, develop, rehabilitate, maintain, and operate a 221-unit rental housing project located in Chattanooga, Tennessee, called Patten Towers Apartments (the Project).

     During November 2001, the Partnership agreement was amended to remove the old general partner and admit the new general partner, Patten Towers - Yarco, LLC as one percent general partner and WNC Housing Tax Credit Fund V, L.P., Series 3, as 99 percent limited partner.

     During 2006, the Partnership agreement was amended to remove Patten Towers
     - Yarco, LLC as the general partner and to admit Shelter Resource Corporation as the one percent general partner.

     Each building of the Project has qualified and been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42 (Section
     42), which regulates the use of the Project as to occupant eligibility and unit gross rent, among other requirements. Each building of the Project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the tax credits. In addition, the Partnership has executed a declaration of land use restrictive covenants which requires the utilization of the Project pursuant to Section 42 for a minimum of 30 years, even if the Partnership disposes of the Project.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

                             Patten Towers, L.P., II

                           December 31, 2006 and 2005


     Accounts Receivable and Bad Debts
     ---------------------------------

     Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

     Investment in Rental Property
     -----------------------------

     Investment in rental property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line and double-declining balance methods as follows:

                  Building and improvements                       27.5 years
                  Furniture, fixtures and equipment                5-7 years

     Impairment of Long-Lived Assets
     -------------------------------

     In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Partnership reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is recognized for the difference. No impairment loss has been recognized.

     Intangibles and Amortization
     ----------------------------

     Mortgage costs are amortized over the mortgage loan using the straight-line method. During 2006, the loan was refinanced, incurring deferred loan costs of $380,430. Loan costs, relating to the prior debt of $200,018 were written off to amortization expense in 2006. Accounting principles generally accepted in the United States of America require that the effective yield method be used to amortize financing costs; however, the effect of using the straight-line method is not materially different from the results that would have been obtained under the effective yield method. Amortization expense for the years ended December 31, 2006 and 2005 was and $10,403, respectively. Accumulated amortization was and at December 31, 2006 and 2005, respectively. Estimated amortization expense for each of the ensuing five years following December 31, 2007 is $12,272 per year.

                             Patten Towers, L.P., II

                           December 31, 2006 and 2005


     Tax credit monitoring fees are being amortized over the 15-year tax credit period. Accumulated amortization was and at December 31, 2006 and 2005, respectively. Amortization expense was $2,210 for each of the years ended December 31, 2005 and 2006. Estimated amortization expense for each of the ensuing five years following December 31, 2007 is $2,210 per year.

     Rental Income
     -------------

     Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and the tenants of the property are operating leases.

     Income Taxes
     ------------

     Profit or loss of the Partnership is allocated 1 percent to the general partner and 99 percent to the investor limited partner. No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

NOTE 3 - PROMISSORY NOTE PAYABLE

     The Partnership had a promissory note payable, in the original amount of $7,930,000, which was funded with proceeds from the issuance of Multifamily Housing Revenue Bonds (the Bonds). The Tax-Exempt 1995A Bonds bore interest at 6.125% per annum until August 1, 2007. The Taxable 1995 Bonds and the Tax-Exempt 1995B Bonds bore interest at 6.250% and 7.125% per annum, respectively. Principal and interest was payable semiannually commencing August 1, 1997, and continuing through maturity on August 1, 2026. The Partnership was in default of its bond covenants during 2005 and 2006. The principal balance was $6,025,000 at December 31, 2005. The note was settled in 2006 through the bankruptcy proceedings, where the bond holders accepted a payoff of $4,500,000 to settle the debt.

                             Patten Towers, L.P., II

                           December 31, 2006 and 2005


     On August 1, 2006, the Partnership refinanced the bonds with US Bank, N.A. in the amount of $4,300,000. The loan bears interest at 5.90% until maturity, and is secured by a deed of trust. The Partnership is required to make interest only payments for one year commencing on September 1, 2006. At December 31, 2006, the principal balance was $4,300,000. Interest expense on the new loan totaled $85,976 and accrued interest was $21,846 and is included in accrued interest - third-party.

     Estimated principal payments for each of the next five years and thereafter following December 31, 2006, are as follows:

                  2007                 $    17,148
                  2008                      53,553
                  2009                      57,578
                  2010                      61,119
                  2011                      64,877
            Thereafter                   4,045,725
                                       ------------

                                       $ 4,300,000
                                       ============


NOTE 4 - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENT

     The U.S. Department of Housing and Urban Development (HUD) has contracted with the Partnership, under Section 8 of Title II of the Housing and Community Development Act of 1974, to make housing assistance payments
     (HAP) to the Partnership on behalf of qualified tenants. The agreement expired December 2007. The HAP contract has been renewed through December 2008. Contracts may be renewed for one to twenty years, but multiple year contracts are funded for six months with the balance of the contract subject to annual appropriations. Subsequent renewals of contracts may be made under any option the contract is eligible for at the time of renewal.

NOTE 5 - RELATED PARTY TRANSACTIONS

     Development Agreement
     ---------------------

     Pursuant to a development agreement, the Partnership agreed to pay the general partner a development fee of $1,333,163. As of December 31, 2005, $1,137,522 remains payable. During 2006, the developer fee of $1,137,522 was forgiven as a result of the bankruptcy proceedings.

                             Patten Towers, L.P., II

                           December 31, 2006 and 2005



     Note Payable - Affiliates
     -------------------------

     During 2002, an affiliate of the limited partner entered into an unsecured note for $132,473. The note bears interest at 10% and matures August 2012, when the principal and outstanding accrued interest will be due. Accrued interest on the note was $58,234 and $44,991, respectively, as of December 31, 2006 and 2005. Interest expense on the note was $13,243 and $13,247, respectively for the years ended December 31, 2006 and 2005.

     During 2006, as a result of the bankruptcy proceedings, an affiliate of the limited partner advanced funds of $709,386 to the Partnership for the refinancing, repairs and operating costs of the Project. These advances are noninterest bearing and payable out of surplus cash according to the terms in the Partnership agreement.

     Management Fee
     --------------

     The property was managed by an affiliate of the general partner through September 30, 2006. The management agreement provides for a management fee of 5% of gross operating revenue. The minimum monthly payment to be made is $6,630. Management fees charged to operations for the years ended December 31, 2006 and 2005 were $59,670 and $79,560, respectively. As of December 31, 2005, $85,731 was payable. During 2006, management fees of $94,765 were paid, with the balance forgiven.

     Effective October 1, 2006, the Partnership entered into a management contract with Professional Property Management LLC, a third-party management company. The management agreement is based on 5% of monthly gross rents collected. As of December 31, 2006, $16,501 has been charged to operations and remains payable.

NOTE 6 - RESTRICTED CASH HELD BY BOND TRUSTEE

     Restricted cash through the refinance during 2006 were comprised of funds held by the Bond Trustee established at closing of the bond issue as required by the Trust Indenture. The funds were established to be used to complete the rehabilitation of the Project and to remit the amounts required to pay for insurance, taxes, principal and interest when due and payable. The debt service reserve fund is used solely to make up any deficiency in the bond fund relating to payments of interest and principal on the bonds, whether at maturity or upon earlier redemption. Investments of the amounts held by the Trustee are subject to those options chosen by the Trustee.

                             Patten Towers, L.P., II

                           December 31, 2006 and 2005


     The balances in the funds at December 31, 2005, were as follows:

          Exempt interest                               $   5,503
          Debt service fund                               364,486
          Transition fund                                  97,664
                                                        ----------

                                                        $ 467,653
                                                        ==========

     In accordance with the refinance, the Partnership is required to fund mortgage escrows and replacement reserve accounts. As of December 31, 2006, the mortgage escrow and replacement reserve balances were $12,125 and $4,583, respectively.

NOTE 7 - CONTINGENCY

     The Project's low-income housing tax credits are contingent on its ability to maintain compliance with applicable sections of Section 42 of the Internal Revenue Code. Failure to maintain compliance with occupancy eligibility, and/or gross rent, or to correct noncompliance within a specified time period could result in recapture of tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

NOTE 8 - ECONOMIC DEPENDENCY

     The Partnership operates the property located in Chattanooga, Tennessee. Future operations could be affected by changes in the economic or other conditions in that geographical area or by changes in federal low-income housing subsidies or the demand for such housing.

                             Patten Towers, L.P., II

                           December 31, 2006 and 2005


NOTE 9 - FORGIVENESS OF DEBT

     During 2006, the bankruptcy court approved the Partnership's plan under Chapter 11 of the United States Bankruptcy Code. The plan included the refinance of the debt, as described in note 3, the forgiveness of the developer fee note, and reduction of certain operating payables. The forgiveness of debt includes the developer fee payable of $1,137,522, bonds and note principal of $1,253,436, accrued interest of $131,322, accounts payable and accrued expenses of $208,586 and accrued management fees of $39,842.